Exhibit 107

Calculation of Filing Fee Tables

Form S-1

ZENAS BIOPHARMA, INC.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(a)	13,524,000	$18.00	$243,432,000	0.00014760	$35,930.57
	Total Offering Amounts					$243,432,000	—	$35,930.57
	Total Fees Previously Paid					—	—	14,760.00(3)
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$21,170.57

(1)	Includes 1,764,000 shares of common stock that may be sold if the underwriters exercise their option to purchase additional shares of common stock.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	The Registrant previously paid a registration fee of $14,760 in connection with the previous filing of this Registration Statement.